Exhibit 10.1

12 December 2020

Mark Watson, Dana Ono and Debra Peattie

Inhibitor Therapeutics, Inc. Special Committee

wmwatson@wmwatson.com

Dear INTI Special Committee

Loan offer

Mayne Pharma Ventures Pty Ltd (Mayne Pharma) offers a loan to Inhibitor Therapeutics, Inc. (INTI) from 14 December 2020 in USD up to the Facility Limit for Purpose (both as defined below) as set out in this letter. This offer takes into account our negotiations with the INTI Special Committee over the last few weeks. It remains open for acceptance by INTI by signing a copy and returning it by email to generalcounsel@maynepharma.com before 5pm Monday 14 December 2020 US Eastern Standard Time, unless withdrawn or amended earlier by written notice to INTI by Mayne Pharma.

INTI has told Mayne Pharma that it has been encountering serious obstacles raising funds due to its having been named as a nominal defendant in derivative litigation in Delaware Chancery Court initiated by Hedgepath LLC in 2019 (HPLLC Litigation). The HPLLC Litigation also names Mayne Pharma and certain current and former directors and officers of INTI. It is anticipated that, absent a settlement, the HPLLC Litigation is likely to continue for well over a year. As a result of these obstacles, we understand INTI is facing the realistic possibility that it will run out of funds in the near future.

INTI wishes to be funded independently of Mayne Pharma, but as a result of the issues discussed above, the INTI Board has asked Mayne Pharma to consider providing ongoing funding on an interim basis in the form of a loan while the parties explore the possibility of an early resolution to the HPLLC Litigation. INTI has confirmed that the purpose of the funding is to obtain working capital to fund ongoing corporate expenses, including costs necessary to comply with legal and regulatory obligations going forward. INTI has stated that any funds received from Mayne Pharma will not be used to pay debts that are currently outstanding except as otherwise indicated herein.

Mayne Pharma urges INTI to obtain professional legal and financial advice regarding this offer. If INTI accepts this offer, Mayne Pharma may choose to discontinue the funding in its sole and absolute discretion at the end of any annual quarter, by giving INTI at least 30 days’ notice of such discontinuance before the end of that quarter.

Lender: Mayne Pharma Ventures Pty Ltd or its nominated affiliate (Lender/Mayne Pharma)

Borrower: Inhibitor Therapeutics, Inc. (Company/INTI/Borrower)

Structure: Term Debt Facility (Facility)

Line Amount: USD231,000 (Facility Limit)

Availability: USD81,000 in the first annual quarter of the term starting 14 December 2020 and USD75,000 in each of the subsequent second and third annual quarters, unless Mayne Pharma, acting in its sole and absolute discretion, gives notice to INTI at least 30 days before the start of a quarter that it is discontinuing funding and that INTI will not be able to draw down additional funds.

Purpose: General working capital and corporate purposes as the Board of INTI considers appropriate to meet its legal and regulatory requirements, payment of the outstanding accounts payable and the transaction costs listed on Schedule 1 hereto, and payment of other outstanding accounts payable as approved in writing by Lender acting in its sole and absolute discretion (and in any event, excluding already outstanding general and corporate legal fees).

Initial Minimum Draw: USD25,000 on written request by INTI.

Maturity: 24 months from first drawdown.

Payment Terms: One twelve (12) month repayment free advance period from the first drawdown. Each advance against the Facility will be amortized over twelve (12) equal monthly payments of principal plus interest respectively. Payments on the Facility shall be made in arrears in USD on the due date and in freely transferable same day funds.

Interest Rate: The payment on this Facility shall be calculated using an interest rate tied to the US Bank Prime Rate (Benchmark Rate). The Interest Rate quoted in this Proposal shall be equal to the sum of 500 basis points plus the Benchmark Rate. The Interest Rate shall be adjusted for each draw in accordance with changes in the monthly average of the US Bank Prime Rate, as reported in the Federal Reserve Statistical Release H .15 for the month preceding the week in which the Company shall make a draw against the Facility.

Rate Adjustment: Not applicable.

Prepayment / Early Termination: No premium is payable in the event that Borrower pays all principal, interest and other outstanding amounts due to Lender prior to the maturity date.

Terminal Payment: Not applicable

Financial Covenants: None

Warrants: None

Personal Guarantees: None

Negative Covenants: Without prior written consent, Borrower will not:

1) Pledge or otherwise encumber assets (including its intellectual property) except for liens on specific equipment to secure financing incurred to purchase such equipment.

2) Enter into additional borrowings or guarantees, except for trade debt and capital lease obligations (not to exceed USD50,000) incurred in the ordinary course of business.

3) Repurchase capital stock, except as required under employment agreements or as disclosed per public filing plan.

4) Enter into mergers or acquisitions.

5) Pay cash dividends, make loans to shareholders or other parties, or make investments in other entities.

Without limiting the foregoing, Borrower may consider a range of transactions to remain a going concern without obtaining prior written consent from Mayne Pharma.

Takedown Period: The Facility will be available for drawdown for a period of nine (9) months from 10 December 2020, or until the facility is fully drawn subject to Borrower’s compliance with financial covenants and availability, as applicable. No draw will be less than USD25,000.

Collateral: None.

Representations and warranties

The Borrower represents and warrants to the Lender that:

•	(status) it is properly registered and incorporated as a corporation and validly exists in its jurisdiction of incorporation; and

•	(power and authority) it has the power, right and necessary corporate authority to enter into this note, and to exercise its rights and observe and perform its obligations under this note,

which representations and warranties are repeated by the Borrower with reference to the facts and circumstances at the time, on the date of this document, on each date that an advance is made and each date on which any of the money owing is paid to the Lender.

Financial Statements: If Mayne Pharma so requests, Borrower will provide quarterly financial reports to Mayne Pharma detailing Borrower’s use of funds Borrower receives under this Facility.

Additional Funding: In the event the need arises for INTI to make expenditures that it does not currently anticipate, INTI may request additional funding from Mayne Pharma, including but not limited to bridge financing pending receipt of funds from a potential capital raise or pending receipt of funds pursuant to a pending or potential settlement of litigation, for Mayne Pharma’s consideration acting in its sole and absolute discretion.

Default

If:

•

the Borrower breaches its obligations under this note, and where that breach is capable of remedy it does not remedy the breach within 20 business days after receipt of a notice from the Lender of the breach,

•	Mayne Pharma validly terminates the Third Amended and Restated Supply and License Agreement dated December 17, 2018 between the parties, or

•	the Borrower becomes insolvent, including by becoming the subject of the filing or institution of bankruptcy, liquidation or dissolution proceedings,

then the Lender may by notice in writing to the Borrower declare that any amounts owing are immediately due and payable, in which case the Borrower must immediately pay to the Lender those amounts.

Dispute Resolution, Choice of Law, and Limitation of Liability: If any of the parties shall be required to bring any legal action against one another to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover attorney’s fees and costs; and during this period, both parties shall not communicate about the dispute with any third parties. Any dispute related to or arising out of this Agreement shall be resolved by arbitration in New York City before the American Arbitration Association under its Commercial Arbitration Rules. The Agreement shall be governed by the laws of the State of Delaware, USA without regard to the conflicts of law principles thereof. Lender shall not be liable for indirect or consequential damages, and in no event shall be liable for payment of any sum in excess of the unfunded portion of the Facility Limit.

As mentioned above, this offer remains open for acceptance by INTI by signing a copy and returning it by email to generalcounsel@maynepharma.com before 5pm Monday 14 December 2020 US Eastern Standard Time, unless withdrawn or amended earlier by written notice to INTI by Mayne Pharma.

Yours sincerely,

/s/ Kate Rintoul

Kate Rintoul

Executive Vice President and General Counsel

kate.rintoul@maynepharma.com

Accepted and agreed to by Inhibitor Therapeutics, Inc. by an authorised officer

/s/ Nicholas J. Virca
Signature

Nicholas J. Virca

Name

December 12, 2020

Date

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